U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


                          UNIVERSAL MONEY CENTERS, INC.
                          -----------------------------
                                  (registrant)

                                    1-8460
                                    ------
                                (SEC FILE NUMBER)

                                   913756102
                                   ---------
                                 (CUSIP Number)


[  ]  Form 10-K and Form 10-KSB     [  ]  Form 20-F       [   ] Form 11-K
      [ X ] Form 10-Q and Form 10-QSB     [    ] Form N-SAR

      For Period Ended:   July 31, 1999
                     -------------------------------------

[ ]  Transition Report on Form 10-K
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR
For the Transition Period Ended:------------------------------------------------
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      Nothing in this form shall be construed to imply that the  Commission  has verified any information contained herein.
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      If the notification relates to a portion of the filing checked above,
identify the Item(s) to which the notification relates:       Not Applicable
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Part I - Registrant Information
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 Full Name of Registrant:                    Universal Money Centers, Inc.
                                             -----------------------------------
 Former Name if Applicable:                  Not Applicable
                                             -----------------------------------
 Address of Principal Executive Officer:     6800 Squibb Road
                                             -----------------------------------
                                                 (Street and Number)
                                             Mission, KS 66202
                                             -----------------------------------
                                             (City, State and Zip Code)

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Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.
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Part III - Narrative
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State below in  reasonable  detail the  reasons  why Form 10-K and Form  10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

           The financial statements of Universal Money Centers, Inc. (the "Company") for fiscal quarter and six months ended July 31, 1999 and Management Discussion and Analysis have not yet been completed for the following reasons: (i) loss of accounting staff; and (ii) transition upon change of office of the President.

           Each of the above have made completion of the financial statements of the Company very complicated, expensive and time consuming.
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Part IV - Other Information
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      (1) Name and  telephone  number  of person  to  contact  in regard to this notification.

           Christopher Greek              913-831-2055
           -------------------            -----------------------------
           (Name)                         (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)

                               [ X ]  Yes      [   ]   No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                               [   ]  Yes      [ X  ]   No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          Universal Money Centers, Inc.
                          -----------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: September 13, 1999                  By: /s/ David S. Bonsal
                                          --------------------------------------
                                          David S. Bonsal,
                                          Chairman of the Board and Chief
                                          Executive Officer